EXHIBIT TO SCHEDULE 13D

Rule 10b5-1 Trading Plan

     This Rule 10b5-1 Trading Plan is entered into on December 17, 2004 (this “Plan”) between General Conference Corporation of Seventh-day Adventists (“Selling Stockholder”) and Jefferies & Company, Inc. (“Broker”), acting as agent for Selling Stockholder.

A. Recitals

     1. This Plan is entered into between Selling Stockholder and Broker for the purpose of establishing a trading arrangement that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     2. Selling Stockholder is establishing this Plan in order to permit the orderly disposition of up to 5,006,282 shares of common stock, $.001 par value per share (the “Stock”), of LifePoint, Inc. (the “Issuing Company”), which the Selling Stockholder owns.

B. Representations, Warranties and Covenants

     1. As of the date hereof, Selling Stockholder is not aware of any material nonpublic information concerning the Issuing Company or its securities. Selling Stockholder is entering into this Plan in good faith and not as part of a plan or scheme to evade compliance with federal, state or other applicable securities laws.

     2. While this Plan is in effect, Selling Stockholder agrees not to enter into or alter any corresponding or hedging transaction or position with respect to any shares of Stock (including any securities exchangeable or convertible into shares of Stock) and agrees not to alter or deviate from the terms of this Plan.

     3. Selling Stockholder acknowledges and agrees that Selling Stockholder does not have, and will not attempt to exercise, any influence over how, when or whether to effect sales of Stock pursuant to this Plan.

     4.  Selling Stockholder agrees that Selling Stockholder will not, directly or indirectly, communicate any material nonpublic information about the Issuing Company or its securities, including the Stock, to any employee or representative of Broker or its affiliates who is involved, directly or indirectly, in executing this Plan at any time while this Plan is in effect.

     5. Selling Stockholder acknowledges and agrees that the execution and delivery of this Plan by Selling Stockholder and the transactions contemplated by this Plan will not contravene any provision of applicable law or any agreement or other instrument binding on Selling Stockholder or any of Selling Stockholder’s affiliates or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Selling Stockholder or Selling Stockholder’s affiliates, including, without limitation, Rule 101(a) of Regulation Blackout Trading Regulation issued by the Securities Exchange Commission.

     6. Selling Stockholder represents and warrants to Broker that (i) Selling Stockholder has provided the Issuing Company with an opportunity to review this Plan; (ii) the Issuing Company has acknowledged the existence of this Plan, as evidenced by the Issuing Company’s signature on the Issuing Company Representation attached hereto as Exhibit A; and (iii) this Plan does not violate any insider trading policy of the Issuing Company.

     7. Selling Stockholder represents and warrants to Broker that the Stock will not include securities held by an individual retirement account or an annuity or other similar plan.

     8. Selling Stockholder agrees to comply with all laws, rules and regulations applicable to Selling Stockholder’s sales of Stock under this Plan, including, without limitation, complying with the volume limitations under Rule 144(e) of the Securities Act of 1933, as amended (the “Securities Act”), and making all filings, if any, required under Sections 13 and 16 of the Exchange Act and Rule 144 of the Securities Act.

     9. Selling Stockholder represents and warrants that Selling Stockholder has read and understands Rule 144 of the Securities Act, including the provisions that may require Selling Stockholder to aggregate with Selling Stockholder’s sales of Stock under this Plan sales of shares of Stock of the Issuing Company by Selling Stockholder outside this Plan or by other persons and entities for purposes of determining compliance with Rule 144(e). Selling Stockholder agrees that it will promptly notify Broker of any sales or actions that would cause sales of Stock under this Plan to exceed the volume limitations of Rule 144(e) and that such sales or actions may preclude Broker from executing sales of Stock under this Plan.

     10. The Stock is owned free and clear by Selling Stockholder and is not subject to any liens, security interests or other encumbrances or limitations on disposition other than those that may be imposed by Rule 144, 145 or 701 under the Securities Act.

     11. If the Stock is to be sold under Rule 144, 145 or 701 of the Securities Act, Selling Stockholder agrees to complete, execute and deliver to Broker at such times and in such numbers as Broker shall reasonably request, a Rule 144, Rule 145 or Rule 701 seller’s representation letter, as applicable.

     12. Selling Stockholder represents and warrants to Broker (check applicable box or boxes):

☒	For purposes of Rule 144 under the Securities Act, Selling Stockholder is an “affiliate” of the Issuing Company or has been an affiliate of the Issuing Company during the preceding three months.

☒ Selling Stockholder intends to sell shares of Stock under this Plan that are “restricted securities” which have been held by the Selling Stockholder for the time period required pursuant to Rule 144(d) under the Securities Act.

☐ Selling Stockholder acquired the Stock in a transaction covered by Rule 145 under the Securities Act and the Stock may be sold without registration pursuant to Rule 145(d) thereunder.

☐ Selling Stockholder acquired the Stock under Rule 701 under the Securities Act and intends to sell the Stock in accordance with Rule 701(8)(3) thereunder.

☐ Neither Rule 144, Rule 145, nor Rule 701 is applicable to the Stock.

13. Selling Stockholder agrees to notify Broker as soon as practicable upon the occurrence of any event that would prohibit any sale of shares of Stock under this Plan, including but not limited to (i) any legal, contractual or regulatory restriction that is applicable to Selling Stockholder or the Stock or (ii) any transaction by the Issuing Company restricting Selling Stockholder’s ability to sell Stock (such as an affiliate lock-up). As determined between Selling Stockholder and the Issuing Company, the Issuing Company may agree on behalf of Selling Stockholder to provide Broker with the notice required by this paragraph. Such notice, whether from Selling Stockholder or the Issuing Company, will indicate only the anticipated duration of the restriction and will not include any other information about the nature of the restriction or its applicability to Selling Stockholder.

14. Selling Stockholder has consulted with Selling Stockholder’s own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon Broker or any person affiliated with Broker in connection with, Selling Stockholder’s entry into this Plan. Selling Stockholder acknowledges that Broker is not acting as its fiduciary but is acting in a brokerage capacity in connection with this Plan.

15. To the extent that Selling Stockholder advises Broker that sales under this Plan must comply with Rule 144 of the Securities Act, Broker agrees to conduct such sales in accordance with the manner of sale requirement of Rule 144 of the Securities Act and in no event will Broker effect any such sale if the sale would exceed the then-applicable volume limitation under Rule 144(e), it being agreed that Broker shall assume that Selling Stockholder’s sales under this Plan are the only sales of stock of the Issuing Company subject to that limitation, except to the extent that Selling Stockholder advises Broker in writing of other specific sales that must be aggregated with Selling Stockholder’s sales.

16. Broker will have implemented reasonable policies and procedures to ensure that any employee or representative of Broker making any investment decisions for Selling Stockholder pursuant to this Plan does not sell Stock on the basis of material nonpublic information.

17. Selling Stockholder agrees that until this Plan is terminated, Selling Stockholder will not (i) enter into a binding contract or non-binding arrangement with respect to the purchase or sale of securities of the Issuing Company or (ii) adopt a plan for trading any such securities other than with Broker.

C. Implementation of this Plan

1. Selling Stockholder hereby appoints Broker to sell Stock pursuant to the terms and conditions set forth in Schedule I of this Plan. Subject to such terms and conditions, Broker hereby accepts such appointment.

2. Broker will withdraw stock deposited in an account in the name and for the benefit of Selling Stockholder (the “Plan Account”) in order to effect sales of Stock under this Plan.

3. Selling Stockholder agrees to complete, execute and deliver to Broker a Form 144 for sales to be effected under this Plan at such times and in such number of copies as Broker may request, and each Form 144 will include the following footnote: “The shares of Stock covered by this Form 144 are being sold pursuant to a Rule 10b5-1 trading arrangement dated December 17, 2004, and the representation below regarding the seller’s knowledge of material information speaks as of the adoption of that trading arrangement.” Following such delivery, Broker agrees to file each such Form 144 on behalf of Selling Stockholder as required by applicable law. Selling Stockholder acknowledges that Broker will have no obligation to complete or file Forms 144 on behalf of Selling Stockholder for any sales made outside of this Plan.

4. To assist Selling Stockholder with Selling Stockholder’s reporting obligations under Section 16 of the Exchange Act, Selling Stockholder and Broker will have executed “Broker’s Authorization to Confirm and Provide Reports of Transactions Directly to Issuing Company” in the form of Exhibit B hereto.

5. Broker may sell or purchase shares of Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise. Selling Stockholder agrees that if Broker is a market maker in the Stock at the time any sale is to be made under this Plan, Broker may, in its sole discretion, purchase shares of Stock from Selling Stockholder in its capacity as market maker.

D. Suspension; Termination; Amendment

1. Either party may terminate the Plan upon 24 hours advance written notice.

2. Broker is authorized to begin selling Stock pursuant to this Plan as set forth in Schedule I, and will:

     (i) cease or suspend, in its sole discretion, selling Stock on the date on which (a) Broker receives notice from Selling Stockholder or the Issuing Company pursuant to paragraph B-13 of this Plan or (b) a market disruption, banking moratorium or other crisis or emergency has occurred; or

     (ii) cease selling stock on the earliest to occur of (a) the date specified by Selling Stockholder in Schedule I, (b) the date Selling Stockholder gives Broker notice, pursuant to paragraph D-1, terminating this Plan, (c) the date on which Broker receives notice of the commencement of any proceedings in respect of or triggered by Selling Stockholder’s bankruptcy or insolvency, or (d) the death or dissolution of Selling Stockholder.

3. This Plan, including Schedule I hereto, may be amended by Selling Stockholder only at a time when Selling Stockholder does not possess material nonpublic information about the Issuing Company or its securities and by executing a new Rule 10b5-1 trading plan with Broker.

E. Indemnification; Limitation of Liability

1. Selling Stockholder agrees to indemnify and hold harmless Broker and its affiliates and their respective directors, officers, employees, agents and affiliates from and against all claims, losses, damages and liabilities, joint or several, to which any such person may become subject as a result of Broker’s engagement hereunder or any matter contemplated by the Plan, and will promptly reimburse any such person for all expenses (including fees and disbursements of counsel) as they are incurred in connection with the investigation of, preparation for or disclosure of any pending or threatened claim or any action or proceeding arising therefrom whether or not such person is a party and whether or not such claim, action or proceeding is instituted by Selling Stockholder or the Issuing Company. Selling Stockholder shall not be liable under the foregoing indemnification to the extent any loss, claim, damage, liability or expense is found in a final judgment of a court of competent jurisdiction to have resulted directly and primarily from Broker’s willful misconduct or gross negligence. This indemnification will survive termination or expiration of this Plan.

2. Notwithstanding any other provision of this Plan, neither Broker nor any of its directors, officers, employees, agents or affiliates shall be liable to Selling Stockholder or any other person or entity: (i) as a result of Broker’s engagement hereunder or any matter contemplated by this Plan, except in the case of a liability found in a final judgment of a court of competent jurisdiction to have resulted directly and primarily from Broker’s willful misconduct or gross negligence; (ii) for special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or (iii) for any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond Broker’s reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God.”

F. General

1. Selling Stockholder and Broker acknowledge and agree that this Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United

States Code (the “Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

2. This Plan, which incorporates by reference the Broker Account Agreement (“Broker Account Agreement”), constitutes the entire agreement between Selling Stockholder and Broker with respect to this Plan and supersedes any prior agreements or understandings with regard to this Plan. In the event that the terms or conditions in this Plan conflict with the terms or conditions in the Broker Account Agreement, the terms or conditions in this Plan will govern with respect to the implementation of this Plan.

3. Selling Stockholder, and the Issuing Company, as applicable, agree to give all notices to Broker with respect to this Plan either by facsimile at 212-284-1790 or by certified mail or Federal Express to the following address:

520 Madison Avenue
New York, NY 10022
Attn: John Sutton

4. This Plan may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures on all counterparts were upon the same instrument.

5. If any provision of this Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Plan will continue and remain in full force and effect.

6. This Plan will be governed by and construed in accordance with the internal laws of the State of New York and may be modified or amended only by a writing signed by Selling Stockholder and Broker, and, as required under this Plan, the Issuing Company.

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[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have signed this Plan as of the date first written above.

Subject to Addendum to Rule 10b5-1 Trading Plan, attached.

SELLING SHAREHOLDER

GENERAL CONFERENCE CORPORATION OF SEVENTH-DAY ADVENTISTS

By:_________________________________

Print Name: Roy Ryan, Associate Treasurer

Title:_________________________

__________________________

JEFFERIES & COMPANY, INC.

By:____________________________

Print Name:_________________________

Title:_____________________________

Acknowledged by: NOT APPLICABLE

[Name of Issuing Company]

By:_______________________________

Print Name:________________________________

Title:________________________________

General Conference Corporation of Seventh-day Adventists
Addendum to Rule 10b5-1 Trading Plan

     This Addendum to Rule 10b5-1 Trading Plan (the “Addendum”) is entered into on December 17, 2004 simultaneously with the Rule 10b5-1 Trading Plan (the “Plan”) between General Conference Corporation of Seventh-day Adventists (“Selling Stockholder”) and Jefferies & Company, Inc. (“Broker”) acting as agent for Selling Stockholder. All capitalized terms not defined in this Addendum shall have the respective meanings set forth in the Plan.

A. Recitals

1. Selling Stockholder and Broker have entered into the Plan for the purpose of establishing a trading arrangement that complies with the requirements of Rule10b5-1(c)(1) under the Exchange Act, with respect to Stock of the Issuing Company.

2. Selling Stockholder is not a director or officer of the Issuing Company, and the Issuing Company does not pre-clear trades by the Selling Stockholder in securities of the Issuing Company nor make any filings under the Securities Act or Exchange Act on behalf of Selling Stockholder.

3. Selling Stockholder and Broker desire to modify certain provisions of the Plan, as set forth in this Addendum, because Selling Stockholder is not a director or officer of the Issuing Company.

B. Modifications of Plan

1. Section B.6 of the Plan, and Exhibit A which is referenced in Section B.6, each shall be deemed to be deleted from the Plan and shall have no force or effect.

2. Section F.2 of the Plan shall be deemed to provide for the incorporation of this Addendum as part of the entire agreement between Selling Stockholder and Broker.

3. Section F.6 of the Plan shall be deemed to permit modification or amendment of the Plan by a writing signed by Selling Stockholder and Broker, without the necessity of a writing signed by the Issuing Company.

4. From and after the date of this Addendum the Plan shall be deemed to be modified as provided herein, and in all other respects, the provisions of the Plan not modified herein shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have signed this Addendum as of the date first written above.

GENERAL CONFERENCE CORPORATION	JEFFERIES &
OF SEVENTH-DAY ADVENTISTS	COMPANY, INC.

By:___________________________	By:______________________________
Print Name: Roy Ryan, Associate Treasurer	Print Name:_____________________________
Title:____________________________	Title:__________________________

SCHEDULE I

Selling Stockholder Instructions for Rule 10b5-1 Trading Plan

     General Conference Corporation of Seventh-day Adventists (“Selling Stockholder”) has entered into a Rule 10b5-1 Trading Plan, with respect to which this Schedule I is a part, with Jefferies & Company, Inc. (“Broker”) for the purpose of establishing a trading arrangement that complies with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, dated as of December 17, 2004 (this “Plan”). Selling Stockholder is establishing this Plan in order to permit, the orderly disposition of up to 5,006,282 shares of common stock, $.001 par value per share (“Stock”), of LifePoint, Inc. (the “Issuing Company”), which the Selling Stockholder owns.

1. Sales of Stock and/or Exercise of Options:

☐	Selling Stockholder elects to effect sales, pursuant to this Plan, of Stock underlying the following Options, which are listed in the order in which they are to be exercised:

Option Grant	Number of	Option	Per Share	Option
Date	Shares	Designation	Exercise Price	Expiration
	Underlying	(Qualified or		Date
	Option	Non-Qualified)

☒	Selling Stockholder elects to effect sales of Stock pursuant to this Plan with respect to Stock that the Selling Stockholder owns.

Broker shall sell pursuant to this Plan all shares of Stock held by Selling Stockholder in the Plan Account at the time of the sale prior to causing the exercise of any options listed above.

2. Plan Trading Period:

     (a) Commencement Date: Broker will not execute any sales or purchases of shares of Stock pursuant to this Plan until after December 17, 2004.

     (b) Termination Date: Subject to the terms of Paragraph D-2 of the Plan, Broker will cease selling and/or purchasing shares of Stock on the earlier of:
☒	One year after the initiation of the first sale hereunder, unless otherwise terminated; or

☒	the date that 5,006,282 shares of Stock have been sold under this Plan; or

☐	the date that the aggregate proceeds from sales of shares of Stock pursuant to this Plan (after deducting all applicable expenses, including but not limited to commissions, exercise prices and withholding taxes) reaches $_____________________.

Under no circumstances will the Plan Trading Period extend for a period greater than two (2) years from the Commencement Date.

3. Pricing Criteria: Broker will sell Stock on each Transaction Day (as defined below), subject to the following pricing restrictions: (select applicable box(es))

☐	Broker will not sell any shares of Stock under this Plan at a price of less than N/A per share (before deducting commissions and other expenses of sale) (the “Minimum Sale Price”); and

☒	Broker is “NOT HELD” and may use its sole and total discretion as to time, amount and price of sales.

4. Trading Plan

     (a) A “Transaction Day” is:

☐	each “Trading Day” (defined as any day during the Plan Trading Period that AMEX (the “Principal Market”) is open for business and the shares of Stock trade regular way on the Principal Market); or

     (b) Amount of Shares of Stock to be Sold: Selling Stockholder instructs Broker to sell the following amount of shares of Stock:

☒	No limitation, subject to the maximum number of shares of Stock authorized for sale under the Plan, including compliance with applicable Rule 144 volume limitations;

☐	On each Trading Day, shares of Stock;

☐	During the Plan Trading Period, the number of shares of Stock resulting in aggregate proceeds (after deducting all applicable expenses, including but not limited to commissions, exercise prices and withholding taxes) of $______________;

☐	Sell at least __________ shares of Stock each calendar month, but no more than ________ shares of Stock in any one calendar month; or

☐	As determined in accordance with the following formula:________

______________________________________________

______________________________________________

______________________________________________

     (c) Best Execution: If, consistent with ordinary principles of best execution or for any other reason, Broker cannot sell the number of shares of Stock as directed above, then:

☐	the amount of such shortfall may be sold as soon as practicable pursuant to the terms of this Plan on the immediately succeeding Trading Day or during the succeeding calendar month under ordinary principles of best execution, including compliance with all applicable Rule 144 volume limitations; provided, however, that in no event may the amount of the shortfall for any such Transaction Day or calendar month be sold or purchased later than the fourth business day after such Transaction Day or calendar month; or

☒	Broker’s obligation to sell Stock on such Transaction Day under this Plan will be deemed to have been satisfied.

Nevertheless, if any such shortfall exists after the close of trading on the last Trading Day of the Plan Trading Period, Broker’s authority to sell or purchase such shares of Stock for the account of Selling Stockholder under this Plan will terminate.

5. The shares of Stock to be sold under this Plan and the Minimum Sale Price will be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or extraordinary stock dividend with respect to the shares of Stock or any change in capitalization with respect to the Issuing Company that occurs during the Plan Trading Period.

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SELLING SHAREHOLDER

GENERAL CONFERENCE CORPORATION OF SEVENTH-DAY ADVENTISTS

By:_________________________________

Print Name: Roy Ryan, Associate Treasurer

Title:_____________________________________

JEFFERIES & COMPANY, INC.

By:______________________________________

Print Name:_______________________________

Title:_____________________________________

Exhibit A

Issuing Company Representation

NOT APPLICABLE

______________(the “Issuing Company”) hereby represents that it has reviewed the Rule 10b5-1 Trading Plan (the “Plan”) entered into on __________, 20____ between __________ (the “Selling Stockholder”) and Jefferies & Company, Inc., acting as agent for the Selling Stockholder, relating to the __________________1 stock, $_______________ par value per share, and that the Plan does not violate the Issuing Company’s insider trading policies or any other policies or regulations of, or agreements with, the Issuing Company.

_________________________________
[Issuing Company]

By: ______________________________

[Name and title of authorized person]

Dated: [Insert date prior to date when sales commence under the of Plan]

____________________________
1Insert common, preferred or other designation.

Exhibit B

Broker’s Authorization
To Confirm and Provide Reports Of Transfers Directly To Issuing Company*

NOT APPLICABLE

To: Jefferies & Company, Inc.

From: [Selling Stockholder]

Date:

Re: Reporting Procedure for Transfers Involving Equity Securities of _______________ (the “Issuing Company”)

The undersigned (“Selling Stockholder”) hereby authorizes, acknowledges and confirms to Jefferies & Company, Inc. (“Broker”), with respect to the account(s) indicated in paragraph 1 below (each, an “Account”), as follows:

1. Selling Stockholder authorizes Broker and, if appropriate, has obtained written authorization as evidenced by the signatures of the appropriate persons at the end of this authorization with respect to the relevant Account Name(s) and Number(s) listed below, to report to the Issuing Company any purchase or sale of any equity security of the Issuing Company effected by Broker in or through any Account (each, a “Transfer”). Each Transfer notification will include date of the transaction, type of transaction, number of shares exercised, purchased or sold, and the corresponding transaction price.

Account Name            Account Number

2. Selling Stockholder authorizes and directs Broker to use reasonable best efforts to notify the Issuing Company of each Transfer by no later than one business day after the date of such Transfer, such notification to be made to the attention of the contact names at the e-mail addresses provided below. Selling Stockholder agrees to notify Broker in writing if any of the contact information changes.

Contact Name            Firm/Company            E-Mail Address

*	This form is only needed where Selling Stockholder relies on the Issuing Company to make its Form 4 Filings, not where the Selling Stockholder makes its own filings, e.g., a private equity fund Selling Stockholder as opposed to an individual.

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3.	All notices to Broker hereunder shall be made in writing as follows:

Jefferies & Company, Inc.
Attn: John Sutton
520 Madison Avenue, 11th Floor
New York, NY 10022
Facsimile: 212-284-1790

4.	All authorizations and agreements of Selling Stockholder herein shall remain in effect until terminated in writing by Selling Stockholder.

5.	This authorization letter shall be governed by the laws of the State of New York, is subject to the terms of the Rule 10b5-1 Trading Plan entered into on , 20 by between Selling Stockholder and Broker (the “Plan”) and does not modify, supersede or otherwise amend the parties’ rights or obligations under the Plan.

* * *

Please check the applicable account type.

____Individual Account – Name:____________________________

Print Name: ___________________________ Signature: ___________________________

Acknowledged & Agreed:

Jefferies & Company, Inc.

By: ______________________________

Name: _____________________________

Title: ____________________________

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